Exhibit 10.29

THE WESTERN UNION COMPANY 2006 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – TERMS AND CONDITIONS

EXECUTIVE COMMITTEE MEMBERS (U.S.)

1.	Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to you (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in your Award Notice (which forms part of this Agreement) as of the Grant Date specified in your Award Notice, related to shares of the Company’s common stock (“Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.	Each Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below. Upon issuance and transfer of Shares to the Executive following the Restricted Period (as defined herein), Executive shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.	Subject to other provisions of this Agreement and the terms of the Plan, on the third anniversary of the Grant Date, all restrictions on the Units shall lapse and the Shares subject to the Units shall be issued and transferred to Executive. Effective on and after such date, subject to applicable laws and Company policies, Executive may hold, assign, pledge, sell, or transfer the Shares in Executive’s discretion. The three year period in which the Units may be forfeited by the Executive is defined as the “Restricted Period.”

Notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, you must execute and return to the Company or accept electronically an updated restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement prior to vesting will cause the Units to continue to be subject to restriction.

Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Any Units that vest in accordance with paragraphs 3, 7 or 9 will be settled as soon as administratively practicable after vesting (i.e., upon lapse of the restrictions on the Units). If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to the Executive (or his or her estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.	Executive may elect to satisfy his or her obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) incurred in connection with the issuance and transfer of the Shares by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, or (4) any combination of (1) and (2). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.

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5.	The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.	Executive shall forfeit Executive’s right to any unvested Units (and any associated dividend equivalents) if Executive’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the Restricted Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7.	Except to the extent paragraph 9 applies, if Executive’s employment with the Company or a Subsidiary or Affiliate is terminated involuntarily and without Cause and on the date of such termination Executive is an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee, any then-restricted Units shall vest on a prorated basis effective on Executive’s termination date. Such prorated vesting shall be calculated by multiplying the number of Units by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the third anniversary of the Grant Date. If Executive dies or incurs a Disability during a period of continuous employment with the Company or a Subsidiary or Affiliate during the Restricted Period, Executive shall immediately vest, as of the date of such termination of employment, in any then-unvested Units. Executive shall not vest in any unvested Units by reason of Retirement.

8.	Prior to the issuance and transfer of Shares upon vesting, Executive will be credited with amounts equal to the regular cash dividends that would be payable to Executive if Executive had been transferred such Shares, which amounts shall accrue during the Restricted Period and be paid in cash upon lapse of the Restricted Period; provided, however, that if the Company adopts a shareholder-wide dividend reinvestment program during the Restricted Period, the Committee may direct that Executive be credited with additional Restricted Stock Units equal to the dividends that would be payable with respect to the Shares on or after the date of adoption of such program if Executive had been transferred such Shares and which shall be subject to the same terms as this Agreement, with the increase in the number of Restricted Stock Units equal to the number of Shares that could be purchased with the dividends based on the value of the Shares at the time such dividends are paid (in lieu of crediting Executive with any fractional Units, the Committee may direct that amounts equal to the fair market value of any such fractional Units accrue during the restricted period and be paid in cash upon lapse of the restrictions). This Paragraph 8 will not apply with respect to record dates for dividends occurring prior to the Grant Date or after the Restricted Period has lapsed. During the Restricted Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will not be a shareholder of record of the Shares underlying the Units and will have no voting or other shareholder rights with respect to such Shares.

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9.	If Executive is eligible to participate in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee at the time of a Change in Control and Executive’s employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under such policy during the 24-month period commencing on the effective date of the Change in Control, then any remaining restrictions applicable to the Units shall immediately lapse effective on the date of Executive’s termination.

10.	The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent.

11.	Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive. By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

12.	This grant of Units is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Executive in future years.

13.	The validity, construction, interpretation, administration and effect of these Terms and Conditions and the Plan and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

14.	If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

15.	Notwithstanding any other provision of the Plan or this Agreement, except as otherwise provided in the case of Executive’s termination of employment due to death, Disability or for an eligible reason under the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee during the 24-month period commencing on the effective date of a Change in Control, in order for the restrictions on the Units to lapse the Company must achieve as a Performance Measure not less than $10 million of operating income during the fiscal year ending December 31, 2009, as determined by the Committee based on the Company’s 2009 annual financial statements.

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